Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between ICO, Inc. (the “Company”) and A. John Knapp, Jr. (“Employee”), to be effective as of October 1, 2005 (the “Effective Date”).

WITNESSETH:

WHEREAS, Employee will become employed by Company on the Effective Date; and

WHEREAS, the Company desires to employ Employee from and after the Effective Date pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee desires to be employed by Company pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1 Employee’s employment and compensation received from Company are “at-will” and, therefore, can be terminated, with or without cause, at any time without prior notice, at Employee’s option or at the option of Company.  The “Employment Period,” as used herein, means the period commencing on the Effective Date, and ending on the last day of Employee’s employment with Company (the “Termination Date”).

1.2  Beginning as of the Effective Date, Employee shall be employed as President and Chief Executive Officer of the Company, and shall continue to be a member of the Board of Directors of the Company. Employee may also serve as an officer and/or director of the Company’s domestic and foreign affiliated subsidiaries, and in such other key contributor capacities as may be requested by the Employer. Employee agrees to serve in such positions, and to perform diligently and to the best of Employee’s abilities the duties and services pertaining to such positions as reasonably determined by Company, as well as such additional or different duties and services appropriate to such positions which the Employee from time to time may be directed to perform by the Company. Employee shall report to the Board.

1.3 Employee shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time, including, without limitation, the Company’s Employee Handbook, Code of Business Ethics, Group Accounting and Finance Policy Manual, Group Legal Department Policy Manual, and Expense Reimbursement Policy Manual.

1.4 Employee shall, during the Employment Period, devote at least 75% of Employee’s business time, energy, and best efforts to the business and affairs of the Company. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interest of the Company or any of its affiliated subsidiaries and divisions (collectively, the “ICO Entities” or, individually, an “ICO Entity”). The ICO Entities as of the Effective Date are listed on Exhibit A attached hereto and incorporated herein. In the event that, during the Employment Period, any of the ICO Entities establish or purchase a 10% or more direct or indirect equity interest in any entity not listed on Exhibit A, such entity shall be deemed to be an ICO Entity for the purposes of this Agreement. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Company or the ICO Entities or interfere with Employee’s performance of his duties hereunder. Employee shall be eligible to serve on the board of directors or committees thereof of entities that are not ICO Entities during Employee’s employment by the Company, subject to the Board’s advance consideration and approval thereof. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation’s board of directors or committees thereof.

1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and other ICO Entities and to do no act which would, directly or indirectly, injure any ICO Entity’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company, or any ICO Entity, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to the Company, Employee agrees that during the Employment Period Employee shall not knowingly become involved in a conflict of interest with the Company or the ICO Entities, or upon discovery thereof, allow such a conflict to continue. Moreover, during the Employment Period Employee shall not engage in any activity which might involve a possible conflict of interest without first obtaining approval in accordance with this Agreement and the Company’s policies and procedures.

ARTICLE 2: COMPENSATION AND BENEFITS:

2.1 During the Employment Period, the Employee shall receive a base salary ("Base Salary") of Ninety-Six Thousand Dollars ($96,000) per annum, less all required deductions, including but not limited federal withholding, social security and other taxes, and payable bi-weekly on the Company’s regular payroll schedule. During the Employment Period, the Base Salary may be reviewed periodically by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee may make recommendations to the Board to revise the Employee’s Base Salary, which may only be revised upon approval by the Board. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement.

2.2 In addition to the Base Salary and other benefits afforded to Employee under this Agreement, on the first business day of Employee’s employment, Employee shall be granted options (“Options”) to purchase 120,000 shares of the Common Stock of the Company (“Shares”). The Options shall be granted from the Company’s 1998 Employee Stock Option Plan, and pursuant to the terms of a Stock Option Agreement which shall include the terms described in this Section 2.2. The Options shall be granted at an exercise price equal to the fair market value of the Shares (as defined in the applicable stock option plan) on the date of grant. All of the referenced Options shall be Non Qualified Stock Options (NQSOs).

The Options shall vest as follows: Options to purchase 10,000 of the Shares shall vest upon the conclusion of each of the Employee’s first twelve months of employment as President and Chief Executive Officer. In the event that Employee’s employment as President and Chief Executive Officer terminates, for any reason, within twelve months after the Effective Date, vesting shall be pro-rated for the last month of service. All of the Options shall expire and shall not be exercisable on the seventh anniversary of the date of grant. The total number of Options to purchase Shares that have vested as of the first anniversary of the Effective Date shall be referred to herein as the “FY 2006 Vested Options.”

Example #1: Employee’s employment as President and Chief Executive Officer terminates five-and-a-half months after the Effective Date. In this scenario, Options to purchase 50,000 Shares shall have vested as of the end of the fifth month of employment, and with regard to the final half-month of employment, Options to purchase an additional 5,000 Shares shall vest. In this scenario an aggregate of Options to purchase 55,000 Shares shall have vested as of the Termination Date; therefore, the “FY 2006 Vested Options” is 55,000.

Example #2: Employee continues to be employed as of December 31, 2006. In this scenario, Options to purchase 120,000 Shares shall have vested as of the anniversary of the Effective Date; therefore, the “FY 2006 Vested Options” is 120,000.

2.3 During the Employment Period, the Employee shall be entitled to participate in incentive, savings, and retirement plans, and other standard benefit plans afforded to other employees of the Company, including, without limitation, all medical, dental, disability, group life, accidental death, D&O indemnity, and travel accident insurance plans and programs of the Company, to the extent Employee is otherwise eligible under the terms and conditions of the applicable plan or policy, and as such plans or policies may be from time to time be amended, modified or terminated by the Company without prior notice. Dependants of Employee may participate in such plans to the extent allowed for other dependants of employees of the Company as allowed by the applicable plan. This Agreement shall not be construed to limit in any respect the Company’s right to establish, amend, modify, or terminate any benefit plan or policy. Furthermore, the Company shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation, employee benefit, or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

2.4 During the Employment Period, the Company shall pay or reimburse Employee for all actual, reasonable, and customary expenses incurred by Employee in the course of his employment in accordance with the Company’s policies and procedures in effect at the time.

2.5 During the Employment Period, the Employee shall be entitled to four weeks of vacation, fully paid, per calendar year.

2.6 The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION OF EMPLOYMENT AND
EFFECTS OF SUCH TERMINATION

3.1 As Employee’s employment is “at will,” either Party (Company or Employee) may terminate this Agreement, with or without cause, upon providing written notice to the other party pursuant to Section 5.1 below. On the Termination Date, all future compensation to which Employee would otherwise be entitled and all future benefits for which Employee is eligible shall cease and terminate as of the Termination Date. Employee shall not be entitled to receive payment, if any, for accrued and unused vacation days.

3.2 Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including Employee’s obligations under Article 4.

ARTICLE 4:
OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY
AND CONFIDENTIAL INFORMATION;
NON-COMPETITION AGREEMENT:

4.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products or services of the Company or any of the ICO Entities (including, without limitation, all such information relating to corporate opportunities, confidential financial information, research and development activities, sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or potential customers and their requirements, the identity of key contacts within the customers’ organizations or within the organizations of acquisition prospects, marketing and merchandising techniques, prospective names, and marks), and all writings or material of any type embodying any of such items, shall be the sole and exclusive property of ICO or the ICO Entities, as the case may be.

4.2 Employee acknowledges that the businesses of the Company and the ICO Entities are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates (including but not limited to the products and/or services marketed, advertised, and/or sold to customers and prospective customers, and the prices charged or quoted to them for such products and/or services, and the business activities, needs, and requirements for products and/or services of such customers or prospective customers) all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company or the ICO Entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and the ICO Entities in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after the Employment Period, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or any other ICO Entity, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an Employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his intent to disclose any such confidential business information in such context so as to allow the Company or the applicable ICO Entity an opportunity (which Employee will cooperate with and will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the Employment Period which contain or disclose confidential business information or trade secrets of the Company or the ICO Entities shall be and remain the property of the Company or the ICO Entities, as the case may be. Upon the later of the termination of Employee’s employment with the Company, for any reason, and the last day of Employee’s service on the Board, Employee promptly shall deliver the same and all copies thereof to the Company.

4.4 To enable Employee to perform the duties contemplated by this Agreement, the Company promises that it will disclose confidential information, including confidential business information and trade secrets of the nature described or referenced in Sections 4.1 - 4.3 above, during the Employment Period and before termination of the employment relationship established by this Agreement. In return for and ancillary to the promise made by the Company to make such disclosure, Employee hereby makes a reciprocal promise designed to enforce the Company’s interest in protecting its confidential information and its goodwill. Accordingly, Employee promises to comply with the obligations set forth in Sections 4.1 through 4.3 above, and furthermore, Employee agrees that, during Employee’s employment with the Company and/or any other ICO Entity, and for fifteen (15) months following the later of the Termination Date and the last day when Employee serves on the Board, Employee will not, directly or through any other person, firm, or corporation, in any country in which the Company or any ICO Entity does business:

(a) perform services as an employee, officer, director or independent contractor for any Competing Enterprise (as defined below);

(b) be an owner, shareholder (except for the ownership by Employee of less than Five Percent (5%) of the equity securities of any publicly-traded company), agent, or partner of, or serve in an executive position with, any Competing Enterprise;

(c) call on or otherwise communicate with any customer or prior customer of the Company and/or any ICO Entity, including any respective successors and assigns, for the purpose of soliciting business for a Competing Enterprise or for someone other than the Company and/or other ICO Entities; or

(d) do anything to interfere with the normal operation of the businesses of the Company or any other ICO Entity, including, without limitation, make any effort personally or through others to recruit, hire, or solicit any employee or independent contractor of the Company or another ICO Entity to leave the Company or such ICO Entity, or to interfere in any way with any ICO Entity’s relationships with its customers or suppliers.

For purposes of this Section, the term “Competing Enterprise” shall mean: any person or any business organization of whatever form, excluding the Company and/or any other ICO Entity, engaged directly or indirectly in any business or enterprise whose business activities specifically relate to or involve: (i) grinding, processing, blending, and/or compounding of polymer products for (a) the rotational molding industry, or (b) any other industry that ICO Polymers North America, Inc. or any other ICO Entity specifically services or sells to; or (ii) the production of concentrates or compounds or other processing services related to polymer products as conducted by Bayshore Industrial, Inc. or any other ICO Entities.

ARTICLE 5: MISCELLANEOUS:

5.1 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or the Company, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to

ICO, Inc., To the attention of the Chairman of the Board of Directors
5333 Westheimer Road, Suite 600
Houston, Texas 77056

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

If to Employee, to his last known personal residence.

Notwithstanding the foregoing, any Notice of Termination pursuant to Article 3 may be delivered to the Employee in accordance with the above sentences in this Section 5.1, or by email to the Employee’s Company email address, and in the event of such delivery by email, the Delivery Date shall be conclusively determined to be the date when such email was received on the Company’s server regardless of the date when such email was opened by the Employee.

5.2 This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Texas, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the dispute resolution process in Section 5.5 shall govern in all respects with regard to the resolution of disputes hereunder.

5.3 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.4 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

5.5 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any claim or controversy of whatever nature arising from or relating in any way to this Agreement or the employment of the Employee by the Company, and any continuing obligations under this Agreement, including disputes arising under the common law or federal or state statutes, laws or regulations and disputes with respect to the arbitrability of any claim or controversy, shall be resolved exclusively by final and binding arbitration before a single experienced employment arbitrator selected by the parties and conducted in accordance with the agreement of the parties or as determined by the arbitrator. If the parties are unable to agree to an arbitrator, an arbitrator will be selected in accordance with the Employment Dispute Resolution (“EDR”) Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in Houston, Texas, pursuant to the EDR Rules of the AAA, and the arbitrator shall have full authority to award or grant all remedies provided by law. The judgment upon the award may be enforced by any court having jurisdiction thereof. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses incurred by such party in connection with the arbitration; provided, however, that the Company shall pay for the fees of the arbitrator or the administrative and filing fees charged by the AAA. However, either party, on its own behalf and on behalf of any other ICO Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of herein.

5.6 This Agreement shall be binding upon and inure to the benefit of the Company, to the extent herein provided, the Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

5.7 This Agreement replaces and extinguishes any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters.

Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by the Company that is not contained in this Agreement shall be valid or binding, except as set forth in any applicable Employee benefit plan. It is understood that, by signing below, Employee acknowledges that this Agreement supercedes any agreements or understandings regarding the subject matter covered herein made prior to the Employee signing this document. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors or its delegate, as appropriate.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

ICO, INC.
/s/ Grefory T. Barmore
Gregory T. Barmore
Chairman of the Board of Directors
Date: 10/07/05

Employee
/s/ A. John Knapp, Jr.
A. John Knapp, Jr.
Date: 10/06/05

EXHIBIT A

The ICO Entities (as defined in Section 1.4) are listed below, with country of incorporation and state (if U.S.) indicated.

Bayshore Industrial GP, L.L.C - USA, DE
Bayshore Industrial LP, L.L.C. - USA, DE
Bayshore Industrial, L.P. - USA, TX
Bayshore RE Holdings, Inc. - USA, DE
China RE Holdings, Inc. - USA, DE
Courtenay Polymers Pty Ltd. - Australia
Fabri-Moulds Ltd. - UK
ICO Europe BV - The Netherlands
ICO Global Services, Inc. - USA, DE
ICO Holdings Australia Pty Ltd. - Australia
ICO Holdings New Zealand Ltd. - New Zealand
ICO Holland BV - The Netherlands
ICO Minerals, Inc. - USA, DE
ICO P&O, Inc. - USA, DE
ICO Petrochemical Cayman Islands - Cayman Islands
ICO Polymers Cayman Islands - Cayman Islands
ICO Polymers do Brasil Ltda. - Brazil
ICO Polymers France SAS - France
ICO Polymers Hellas Ltd. - Greece
ICO Polymers Italy S.r.l. - Italy
ICO Polymers North America, Inc. - USA, NJ
ICO Polymers UK Ltd. - UK
ICO Polymers, Inc. - USA, DE
ICO Scandinavia AB - Sweden
ICO Technology, Inc. - USA, DE
ICO UK Ltd. - UK
ICO Worldwide, LP - USA, TX
ICO Worldwide (UK), Ltd. - UK
J.R. Courtenay (N.Z.) Ltd. - New Zealand
J.R. Courtenay Sdn Bhd - Malaysia
Rotec Chemicals, Ltd. - UK
Lomic SCI - France
Soreco SAS - France
Swavasey Colours Ltd. - UK
Tecron Industries Ltd. - UK
The Innovation Company, S.A. de C.V. - Mexico
Wedco Petrochemical, Inc. - USA, DE
Wedco Technology U.K. Ltd. - UK
Wedco Technology, Inc. - USA, NJ
Worldwide GP, LLC - USA, DE
Worldwide LP, LLC - USA, DE